BLACKROCK MuniHoldings Florida Insured Fund, Inc.

FILE #811-08349

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
2/16/2007	PUETRO RICO COMMONWEALTH HIGHWAY	2,184,860,553	2,500,000

Citigroup; Goldman, Sachs & Co.; RBC Capital Markets; Banc of America Securities LLC; BBVAPR MSD; JP Morgan; Lehman Brothers; Merrill Lynch & Co.; Morgan Stanley; Popular Securities; Raymond James & Associates, Inc.; Samuel A. Ramirez & Co.; Santander Securities; UBS Investment Bank; Wachovia Bank, National Association

3/14/07	LEE MEMORIAL HEALTH SYSTEM	270,850,000	9,000,000	SunTrust Capital Markets, Inc.; Banc of America Securities LLC; Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated
4/18/2007	MIAMI-DADE COUNTY UNIVERSITY OF MIAMI	503,140,000.	4,200,000

Morgan Stanley & Co. Incorporated; Bear, Stearns & Co. Inc.; Citigroup; Goldman, Sachs & Co.; Merrill Lynch & Co.; Estrada Hinojosa & Company, Inc.; Loop Capital Markets, LLC; Siebert Brandford Shank & Co., LLC

5/17/2007	MIAMI-DADE COUNTY AIRPORT	600,000,000	1,000,000

UBS Investment Bank; Citigroup Global Markets Inc.; Morgan Stanley & Co. Incorporated; Ramirez & Co., Inc.; Siebert Brandford Shank & Co. LLC; Banc of America Securities LLC; Butler Wick & Co., Inc.; Estrada Hinojosa & Company, Inc.; Goldman, Sachs & Co.; Jackson Securities, LLC; Loop Capital Markets, LLC; Merrill Lynch & Co.; M.R. Beal & Company; Rice Financial Products Co.